EXHIBIT 99.1

For Immediate Release

Contact:	Mary Beth Steiginga
630 Godwin Avenue
Midland Park, NJ 07432
201-444-7100

PRESS RELEASE

STEWARDSHIP FINANCIAL CORPORATION
DECLARES CASH DIVIDEND

Midland Park, NJ – March 16, 2011 – The Board of Directors of Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, has declared a $0.05 per share cash dividend.  Common stockholders of record as of April 15, 2011 will be paid the dividend on May 2, 2011.
In announcing the dividend, Chairman William C. Hanse stated, “We are pleased to recognize our shareholders with this dividend.  The Board of Directors strives to provide value to our shareholders as well as give back to the community through the bank’s unique tithing mission.”
Paul Van Ostenbridge, President and Chief Executive Officer continued, “The board closely monitors the dividend policy and capital levels to appropriately position the Corporation for the future.  We are pleased to report that the Corporation remains very active in the lending market.  In addition, we have experienced strong fee income due to the promotion of a ‘no cost closing’ residential mortgage refinance program.”
Stewardship Financial Corporation’s subsidiary, Atlantic Stewardship Bank is celebrating its twenty-fifth year of service.  The Bank is known for tithing 10% of its pre-tax profits to Christian and local charities.  To date, the Bank’s total tithe donations exceed $7.3 million.  Atlantic Stewardship Bank has 13 banking offices in Midland Park, Hawthorne (2 offices), Montville, North Haledon, Ridgewood, Pequannock, Waldwick, Wayne (3 offices), Westwood and Wyckoff, New Jersey.  Please visit our website at www.asbnow.com or call 201-444-7100 for information regarding our products and services.

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